                                                                   EXHIBIT  4(j)

                FILED AS EXHIBIT 4 TO POST-EFFECTIVE AMENDMENT

                            NO. 16 TO METROPOLITAN

                   VARIABLE ACCOUNT B REGISTRATION STATEMENT

                          AS FILED FEBRUARY 17, 1978

                        [LOGO OF MET LIFE APPEARS HERE]

                      Metropolitan Life Insurance Company

                A Mutual Company Incorporated in New York State
             Home Office: One Madison Avenue, New York, N.Y. 10010


Metropolitan Life Insurance Company will pay the benefits provided by this contract in accordance with the provisions on this and the following pages.

DATE OF ISSUE-12/12/77                        CONTRACT NO. 999999999 VB

OWNER--JAMES DOE, TRUSTEE FOR THE ABC TIRE CO. PENSION PLAN.
       ANNUITANT--JOHN JONES

/s/ J. Austin Lyons, Jr.                   /s/ Richard R. Shinn
-------------------------                  -------------------------------------
J. Austin Lyons, Jr.                       Richard R. Shinn
Secretary                                  President and Chief Executive Officer


VARIABLE RETIREMENT ANNUITY CONTRACT

Flexible purchase payments. Benefits depend, among other things, on the number and value of Accumulation Units, the Optional Mode of Settlement selected, and in some cases, the age and sex of the payee. Variable or Fixed Annuities or combination of Variable and Fixed Annuities from Retirement Date or lump sum payment on Retirement Date, Death Benefit before Retirement Date. Transfers from other contracts--Limited. Participating before Retirement Date.

     All payments and values provided by this contract, when based on the investment experience of a separate account, are variable and are not guaranteed as to amount.

     For deductions from purchase payments, see pages 3 and 4; for charges against separate account and other charges, see pages 5 and 9.

     The rate of investment return necessary so that Variable Annuity Payments would not decrease is 4 3/4%.

Form 37V-78                            1

                               TABLE OF CONTENTS

Provision                                                                  Page
Definitions of Certain Terms................................................  3

Purchase Payments and Amount Limits........................................   3

  Termination of Inactive Contracts........................................   3

  Net Purchase Payments....................................................   3

Accumulation Units and Separate Account....................................   4

  Separate Account.........................................................   4

  Valuation of Assets in Separate Account..................................   4

  Accumulation Unit Values.................................................   4

  Application of Net Purchase Payments.....................................   4

  Gross and Net Investment Factors.........................................   5

  Charges Against Accumulated Value........................................   5

Contract Benefits..........................................................   5

  Retirement Benefit.......................................................   5

  Death Benefit............................................................   5

  Cash Surrender Benefit...................................................   6

Beneficiary.................................................................  6

Transfers From Other Contracts.............................................   6

Participation..............................................................   6

General Provisions.........................................................   7

  The Contract.............................................................   7

  Agent's Authority........................................................   7

  Incontestability.........................................................   7

  Assignment...............................................................   7

  Contract Payment.........................................................   7

  Proof of Living..........................................................   7

  Reports to Owner or Payee................................................   7

  Provision Relating to Internal Revenue Code..............................   7

  Change to a Fixed Annuity Contract.......................................   7

  Deferment................................................................   7

Optional Modes of Settlement...............................................   8

Proceeds Applied to Provide a Variable Annuity.............................   8

Proceeds Applied to Provide a Fixed Annuity................................   8

Declaration of Larger Annuity Payments.....................................   8

Options Available..........................................................   8

  Option VA and FA-Instalment Payments for a Specified Period..............   8

  Option VB and FB-Life Income--10 Years Guaranteed........................   8

  Option VC and FC-Life Income--No Guaranteed Period.......................   8

  Option VD and FD-Joint and Survivor Life
    Income--10 Years Guaranteed............................................   8

Other Options..............................................................   8

Adjusted Age...............................................................   8

Annuity Units and Amounts of Payments Subsequent to
  the First Payment........................................................   8

Mortality and Investment Rate Assumptions
  for Variable Annuity Options.............................................   9

General Provisions for Annuity Options.....................................   9

  First Payment............................................................   9

  Death of Payee...........................................................   9

  Election of Annuity Options..............................................   9

  Minimum Amounts..........................................................   9

  Age and Sex of Payee.....................................................   9

  Limitation on Rights of Payee and Claims of Creditors....................   9

Tables for Variable and Fixed Annuity Options..............................  10

Form 37V-78

                         DEFINITIONS OF CERTAIN TERMS

ACCUMULATED VALUE--Accumulated Value for any Valuation Period means the number of Accumulation Units credited to this contract multiplied by the value of an Accumulation Unit, each as of the end of such Valuation Period.

ACCUMULATION UNIT--Accumulation Unit means an accounting unit of measurement used in determining value under this contract in relation to the investment experience of the Separate Account (described on page 4) until the end of the Valuation Period for which the Proceeds are determined.

ANNUITY OPTION--Annuity Option means one of the Optional Modes of Settlement, described beginning on page 8 for payment of the Proceeds of this contract other than in one sum. Annuity Options may be either Variable Annuity Options or Fixed Annuity Options.

ANNUITY UNIT--Annuity Unit means an accounting unit of measurement used in determining payments under a variable Annuity Option in relation to the investment experience of the Separate Account.

DESIGNATED OFFICE--Designated Office means the Company's Home Office at One Madison Avenue, New York, New York 10010. However, the Company may designate in writing one or more other offices within the United States to serve as a Designated Office instead of, or in addition to, the Home Office.

OWNER--The Owner as of the date of issue of this contract is the Annuitant unless otherwise specified on page 1. Except as otherwise provided, only the Owner may exercise the rights under this contract during the lifetime of the Annuitant.

PROCEEDS--Proceeds means (a) the Death Benefit payable under this contract in the event of the Annuitant's death on or before the Retirement Date, (b) the Cash Surrender Benefit payable under this contract in the event of surrender of this contract before the Retirement Date and during the lifetime of the Annuitant, or (c) the Retirement Benefit provided by this contract on the Retirement Date if the Annuitant is then living.

RETIREMENT DATE--The Retirement Date is any date elected by the Owner, except that a Retirement Date later than the Annuitant's 75th birthday may be elected only with the agreement of the Company. A Retirement Date must be elected in writing and the election received by the Company at a Designated Office at least 30 days before its effective date. If no Retirement Date has been elected, the Retirement Date will be deemed to be the Annuitant's 75th birthday.

An election to change the Retirement Date may be made, provided it is received by the Company in writing at a Designated Office at least 30 days before the Retirement Date in effect at the time of such election.

If, at the time of the election of a Retirement Date, the Annuitant is the Owner and is in the employ of the employer under the pension or profit-sharing plan qualified under Section 401 or 403(a) of the Internal Revenue Code and pursuant to which this contract was issued, the election will be subject to the written consent of the employer.

VALUATION PERIOD--Valuation Period means the period of time elapsed between the time on a day on which the New York Stock Exchange was open for trading, as of which the assets in the Separate Account were valued, and the next time on a day on which the New York Stock Exchange is open for trading, as of which the assets in the Separate Account are to be valued. However, the Company reserves the right to use a different basis for determining a Valuation Period, but no such change will become effective before the 90th day after written notice has been mailed to the Owner at the address of record.


                      PURCHASE PAYMENTS AND AMOUNT LIMITS

All purchase payments are payable only at a Designated Office.

An initial purchase payment is payable on the date of issue of this contract. The minimum amount of such payment will be in accordance with the Company's underwriting rules then in effect. Subsequent purchase payments must be at least $25 each and may be made only during the lifetime of the Annuitant and on or before the Retirement Date. The Company reserves the right at any time to increase the minimum amount applicable to a subsequent purchase payment, but no such change will become effective before the 90th day after written notice has been mailed to the Owner at the address of record.

The sum total of purchase payments which the Company will accept in any year may not exceed the maximum amount which the Company will accept for this class of contracts, in accordance with its underwriting rules then in effect.

TERMINATION OF INACTIVE CONTRACT--Payment of any purchase payment after the initial purchase payment is not required to keep this contract in force. However, the Company reserves the right to terminate this contract by payment of the Cash Surrender Benefit to the Owner at any time that no purchase payment has been credited during the immediately preceding 24 months and the Accumulated Value is less than $300.

NET PURCHASE PAYMENTS--A net purchase payment is a purchase payment received by the Company for this contract minus first, a percentage deduction for sales expenses as described below; second, a transaction charge of $1.50; and third, a deduction as determined by the Company to be the

Form 37V-78                            3
appropriate charge for any applicable taxes on annuity purchase payments. At the option of the Company, the deduction for taxes may be deferred in whole or in part until the Proceeds are applied under an Annuity Option.

The percentage deduction for sales expenses applicable to a particular purchase payment is at a rate (or rates) according to the following table. The percentage rates decrease depending on the total amount of purchase payments credited by the Company since the date of issue.

TOTAL PURCHASE PAYMENTS                                          PERCENTAGE
CREDITED SINCE THE DATE OF ISSUE                                 DEDUCTION
--------------------------------                                 ---------
Up to and including $25,000.....................................    8 1/2%

Portion over $25,000 to and including $50,000...................    7 1/2%

Portion over $50,000............................................    6 1/2%

                    ACCUMULATION UNITS AND SEPARATE ACCOUNT

SEPARATE ACCOUNT--"Separate Account" means a separate account established and maintained by the Company with respect to a portion of its assets and designated by it as Metropolitan Variable Account B. The Company reserves the right to withdraw from Metropolitan Variable Account B and allocate to another separate account assets determined by the Company to be associated with this contract and all or some of the class of contracts to which this contract belongs. To the extent practicable and permissible under applicable laws and regulations, the withdrawal shall be made by withdrawing a proportionate amount of each investment in Metropolitan Variable Account B, with appropriate adjustments to avoid odd lots and fractions. On and after the date of any such withdrawal the term "Separate Account" in this contract shall mean such other separate account to which the withdrawn assets were allocated.

Amounts may be allocated to the Separate Account pursuant to this contract and certain other contracts of the Company as may be determined by it. All amounts allocated to the Separate Account and all assets therein are owned by the Company and the Company is not a trustee by reason of the Separate Account. The assets in the Separate Account are intended by the Company normally to be invested primarily in equity-type securities such as common stocks, preferred stocks and long or short-term debt securities with conversion, option or other equity-type rights. Such assets may be invested to a more limited extent in some real estate. However, at the discretion of the Company, such assets may consist, in whole or in part, of other investments or cash. All income, gains and losses, whether realized or unrealized, from assets allocated to the Separate Account will be credited to or charged against the Separate Account without regard to the other income, gains or losses of the Company.

In lieu of making such investments directly, the Company reserves the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law, investing all or part of the assets in the Separate Account in shares or units of a fund, the investment adviser of which, with the approval of persons voting under the contracts, would be the Company or controlled by the Company.

The Company reserves the right to cause the registration or deregistration of the Separate Account under the investment Company Act of 1940 and, notwithstanding any provision in this contract to the contrary but subject to any applicable State requirements, to cause compliance with the requirements of said Act while the Separate Account is so registered and, if not so registered, to the extent necessary to obtain and continue any exemptions of the Separate Account from said Act.

Such portion of the assets in the Separate Account as equals the reserves and other liabilities of the Company, under this contract and such other contracts of the Company, with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business of the Company. The Company may from time to time transfer to its general account any assets in the Separate Account in excess of such reserves and liabilities.

VALUATION OF ASSETS IN SEPARATE ACCOUNT--Securities in the Separate Account for which market quotations are readily available will generally be valued at their market value, and other securities and assets will be valued at their fair value, all as determined by the Company in accordance with the Company's valuation rules in effect at the time of valuation. Such determination will be conclusive upon the Owner, the Annuitant, and any employer, assignee, payee, Beneficiary or Contingent Beneficiary.

ACCUMULATION UNIT VALUES--The value of an Accumulation Unit was established at $10 for the Valuation Period ending on August 19,1970. The value of an Accumulation Unit will increase or decrease based on the investment experience of the Separate Account. The value of an Accumulation Unit for a particular Valuation Period will be determined by multiplying its value for the immediately preceding Valuation Period by the Net Investment Factor for such particular Valuation Period.

APPLICATION OF NET PURCHASE PAYMENTS--The net purchase payment resulting from the initial purchase payment will be applied as of the later of the time of receipt and the end of the Valuation Period which includes 12:01 P.M., New York City time, on the date of issue of this contract. Each subsequent net purchase payment resulting from a purchase payment received by the Company at a Designated Office during a particular Valuation Period will be applied to provide Accumulation Units as of the end of such Valuation Period. To the extent permitted by the Company's valuation rules in effect at the time of receipt, any purchase payment received after the end of such Valuation period on a particular day and prior to the close of business of the Company on that day will be treated as though it had been received during such Valuation Period, without duplication of such payment as a payment received during the next Valuation Period.

Form 37V-78

The number of Accumulation Units provided by any application of a net purchase payment will be determined by dividing the net purchase payment by the value of an Accumulation Unit for the applicable Valuation Period and such Accumulation Units will be included in determining the Accumulated Value for such Valuation Period. The number of Accumulation Units so determined will not change by reason of any subsequent change in the value of an Accumulation Unit.

GROSS AND NET INVESTMENT FACTORS

The Gross Investment Factor for a particular Valuation Period is obtained by dividing (a) by (b) as follows:

(a) equals (i) the value, as of the beginning of such Valuation Period, of the assets then in the Separate Account, as allocated thereto by the Company, PLUS

          (ii) the investment income and capital gains (whether realized or unrealized) credited by the Company for such Valuation Period to such assets, LESS

         (iii) the capital losses (whether realized or unrealized) charged by the Company for such Valuation Period against such assets, LESS

          (iv) an investment management service charge for such Valuation Period at a rate computed by the Company to be equivalent for such Valuation Period to an effective annual rate of 1/4 of 1% of the value of such assets, LESS

           (v) the amount charged by the Company against the Separate Account for such Valuation Period for taxes, or for amounts set aside by the Company as a reserve for taxes, attributable to the maintenance or operation of the Separate Account and (b) equals the same value as that used in (i) above.

The Net Investment Factor for such Valuation Period is obtained by reducing such Gross Investment Factor by dividing it by the sum of 1 and the equivalent, as computed by the Company for such Valuation Period, of an effective annual rate of 1% to reflect administrative and mortality and expense risk charges (1/2% for administration and 1/2% for mortality and expense risk). The amount of such charge on an annual basis (computed and payable each Valuation Period) will not exceed l% of the average value of the assets in the Separate Account during any year.

Subject to compliance with applicable law, the Company reserves the right during the period when there are Accumulation Units credited under this contract to increase (a) the 1/4% asset charge for investment management service up to 1/2% and (b) the 1% administrative and mortality and expense risk charge up to 1 1/2%. No such increase will become effective before the 90th day after written notice has been mailed to the Owner at the address of record.


CHARGES AGAINST ACCUMULATED VALUE

During the period when there are Accumulation Units credited under this contract the Company will make an annual administrative charge against the Accumulated Value at the rate of $2 per month or any part of a month for general administrative services performed with respect to this contract.

In addition, when Proceeds are determined, the Company will charge against the Accumulated Value an amount determined by the Company to be the appropriate charge for any applicable taxes on annuity purchase payments, to the extent not deducted by the Company in determining the net purchase payments under this contract.

All charges against the Accumulated Value will be paid by the cancellation of Accumulation Units.

The Company reserves the right at any time to increase the annual administrative charge. No such increase will become effective before the 90th day after written notice has been mailed to the Owner at the address of record.


                               CONTRACT BENEFITS

RETIREMENT BENEFIT--The Accumulated Value for the Valuation Period which includes 12:01 P.M., New York City time, on the Retirement Date, less any applicable charges as provided in the provision entitled "Charges Against Accumulated Value", will, if the Annuitant is then living, be paid in a single sum or, if an Annuity Option has been elected, be applied promptly after the Retirement Date to provide monthly payments under such Annuity Option.

DEATH BENEFIT--In the event of the Annuitant's death on or before the Retirement Date, the Company, promptly after receipt in writing at a Designated Office of due proof of such death and proper claim documents, will pay to the Beneficiary (or will apply under an Annuity Option as stated below) the following Death
Benefit:

(a) If death occurs during the first 5 years from the date of issue, the total purchase payments made under this contract or, if greater, the Accumulated Value for the Valuation Period by the end of which the Company has received proof of death.

(b) If death occurs after the first 5 years from the date of issue, the Accumulated Value for the Valuation Period by the end of which the Company has received proof of death.

The Accumulated Value referred to in (a) and (b) above is reduced by any applicable charges as provided in the provision entitled "Charges Against Accumulated Value."

In determining the total purchase payments under this contract for purposes of the Death Benefit, the total amount of such purchase payments prior to a partial cash surrender payment will be deemed to be reduced upon such partial cash surrender payment in the same proportion as the number of Accumulation Units cancelled bears to the num-

Form 37V-78                            5
ber of Accumulation Units credited to this contract immediately prior to such cancellation.

If an election of an Annuity Option with respect to the Death Benefit is in effect at the time of the Annuitant's death, such Death Benefit will be applied under such Annuity Option.

CASH SURRENDER BENEFIT--Promptly after receipt of proper surrender documents at a Designated Office before the Retirement Date and during the lifetime of the Annuitant, or upon exercise by the Company of its right to terminate the contract, the Company will pay the Cash Surrender Benefit to the Owner. The Cash Surrender Benefit is the Accumulated Value for the Valuation Period by the end of which the Company has received such surrender documents or has exercised its right to terminate the contract, reduced by any applicable charges as provided in the provision entitled "Charges Against Accumulated Value."

Any such surrender documents may request payment in one sum of a partial cash surrender payment less than the Cash Surrender Benefit (which payment will not be deemed to be included in the term "Cash Surrender Benefit"). Any partial cash surrender payment will result in the cancellation of the number of Accumulation Units which, when multiplied by the value of an Accumulation Unit for the Valuation Period by the end of which such surrender documents have been received by the Company, equals the dollar amount of such partial surrender payment.

No partial cash surrender may be made unless the surrender would provide a payment of at least $100. If a request for a partial cash surrender is made and if the Accumulated Value immediately after such payment would be less than $50, the Company may treat such request as a request for the Cash Surrender Benefit.

If at the time of any surrender the Annuitant is the Owner and is in the employ of the employer under the pension or profit-sharing plan qualified under Section 401 or 403(a) of the Internal Revenue Code and pursuant to which this contract was issued, the surrender will be subject to the written consent of the employer.


                                  BENEFICIARY

The Owner may designate or change the Beneficiary or Contingent Beneficiary during the lifetime of the Annuitant. In the absence of any designation of Beneficiary, the Owner will be deemed to be the Beneficiary.

If all Beneficiaries are natural persons and are designated to receive payment in equal shares or if their shares are not specified, then, unless, other conditions of the designation apply, any payment to them will be made in equal shares or to the survivors in equal shares or all to the last survivor.

If the Beneficiary does not survive the Annuitant, the Contingent Beneficiary will be the Beneficiary. The interest of any Beneficiary or Contingent Beneficiary who does not survive the Annuitant will, unless otherwise specified, revert to the Owner and the Owner will be deemed to be the Beneficiary.

Any designation or change of a Beneficiary or Contingent Beneficiary will not be binding upon the Company unless made in writing and filed at a Designated Office. The designation or change will then be effective as of the date it was signed, except that it will not apply with respect to any payment made by the Company before it was filed.


                        TRANSFERS FROM OTHER CONTRACTS

Upon written notice to the Company received at a Designated Office prior to the Retirement Date, the Accumulated Value paid to provide a retirement annuity benefit may be increased by the amount of a supplementary payment to the Company on the Retirement Date subject to the following terms and conditions:

(1) The supplementary payment must consist of proceeds of a contract issued on the life of the Annuitant by the Company pursuant to the same provisions of the Internal Revenue Code with respect to which this contract is issued.

(2) The Company reserves the right to deduct from the supplementary payment an amount determined by it as the appropriate charge for any applicable taxes on annuity purchase payments.


                                 PARTICIPATION

The Company will annually ascertain and apportion any divisible surplus accruing on this contract while it is in effect prior to the end of the Valuation Period for which the Proceeds are determined. If there is any such surplus, it will be payable as a dividend in such manner and under such conditions as the Company may determine.

Note: This contract is participating from the date of issue but it cannot now be anticipated when any divisible surplus will be available.

Form 37V-78

                              GENERAL PROVISIONS

THE CONTRACT--This contract is made in consideration of the payment of the required initial purchase payment and such other purchase payments as are made.

AGENT'S AUTHORITY--None of the provisions of this contract can be waived by any agent, nor can any provisions be changed except by endorsement on or a rider attached to this contract signed by the President or Secretary of the Company.

INCONTESTABILITY--This contract is incontestable from its date of issue.

ASSIGNMENT--When the Owner of this contract is any per son other than the trustee of a plan qualified under the Internal Revenue Code, this contract may not be transferred, sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

When the Owner is a trustee as described above, this contract may be assigned, subject to the provision on page 9, entitled "Limitation on Rights of Payee and Claims of Creditors." If the assignment is absolute, all rights of the Owner, any Beneficiary, and any Contingent Beneficiary will be automatically transferred to the assignee. If the assignment is collateral, such rights will be transferred only to the extent of the assignee's interest. A particular collateral assignment may apply to all or a portion of the Accumulation Units then credited under this contract. However, an assignment will not be binding upon the Company unless made in writing and until filed at a Designated Office, nor will it apply to any payment made by the Company before the assignment was filed. The Company assumes no responsibility for the validity of any assignment.

CONTRACT PAYMENT-All payments by the Company under this contract are payable at a Designated Office. The Company reserves the right to require surrender of this contract prior to payment of a Cash Surrender Benefit or Death Benefit.

PROOF OF LIVING-The Company reserves the right to require evidence that the Annuitant is living on the date of cash surrender or single sum payment Retirement Benefit under this contract, and that the Annuitant or other payee, as the case may be, is living on the due date of each annuity payment.

REPORTS TO OWNER OR PAYEE-Prior to the determination of Proceeds, the Company will send to the Owner statements, at least annually, which will include the number of Accumulation Units credited to this contract as of a specified recent date, the dollar value of each such Accumulation Unit, and the Accumulated Value.

After the determination of Proceeds, the Company will send to the payee appropriate statements, at least annually, while he or she is receiving variable annuity payments under this contract.

PROVISION RELATING TO INTERNAL REVENUE CODE-This contract as applied for and issued is intended to qualify under the applicable provisions of the Internal Revenue Code. Whenever reference is made in this contract to the Internal Revenue Code, it means the Internal Revenue Code of 1954 as amended or any successor of that Code. To the extent necessary to preserve qualification under the Self-Employed Individuals Tax Retirement Act of 1962 as amended, refunds of purchase payments, in whole or in part, may be made by the Company. In the event of any such refunds, or in the event of any other payment by the Company made in accordance with the requirements of the Internal Revenue Code but not specifically provided for in this contract, the Accumulated Value and all subsequent benefits or payments under this contract will be equitably adjusted by the Company.

CHANGE TO A FIXED ANNUITY CONTRACT-This contract may be changed at the option of the Owner prior to the Retirement Date to a fixed annuity contract, subject to such conditions and payment as the Company will determine and subject to compliance with Internal Revenue Code requirements.

DEFERMENT-Notwithstanding any provision in this contract to the contrary, the Company reserves the right to defer determination, payment or application of any amount received or payable under this contract in the event that the New York Stock Exchange is closed (other than customary weekend and holiday closings), or an emergency exists making disposal or valuation of assets in the Separate Account not reasonably practicable or the Securities and Exchange Commission determines that securities trading is restricted or permits such deferral.

Form 37V-78                            7

                      METROPOLITAN LIFE INSURANCE COMPANY

                         OPTIONAL MODES OF SETTLEMENT

          THE FOLLOWING PROVISIONS RELATING TO THE OPTIONAL MODES OF
                          SETTLEMENT ARE PART OF THE
           CONTRACT TO WHICH THEY ARE ATTACHED AND ARE EFFECTIVE AS
                       OF THE CONTRACT'S DATE OF ISSUE.

If written election of one or more of the Annuity Options described below has been filed with the Company at a Designated Office and is in effect, the whole or any part of the Proceeds under this contract will be retained by the Company and, subject to the terms of this contract and to such other terms and conditions as may be arranged by agreement with the Company, will be applied and paid out under such Annuity Option or Options.

PROCEEDS APPLIED TO PROVIDE A VARIABLE ANNUITY--When Proceeds are applied to provide an income on a variable annuity basis, the amount of the first monthly payment will be not less than the minimum amount shown for Option VA, VB, VC or VD, as the case may be, in the applicable Table on page 10. Payments after the first monthly payment will increase or decrease based on the investment experience of the Separate Account. Such subsequent payments will be determined on the basis of the provision entitled "Annuity Units and Amounts of Payments Subsequent to the First Payment."

PROCEEDS APPLIED TO PROVIDE A FIXED ANNUITY--When Proceeds are applied to provide an income on a fixed annuity basis, such Proceeds will be withdrawn from the Separate Account. The amount of each payment under the fixed annuity will be not less than the minimum amount shown for Option FA, FB, FC or FD, as the case may be, as shown in the applicable Table on page 10.

DECLARATION OF LARGER ANNUITY PAYMENTS--If, on the date that Proceeds are applied to provide an annuity income, a declaration by the Company is in effect which would provide larger monthly payments on a fixed annuity basis or a larger first monthly payment on a variable annuity basis than would be shown in the applicable Table on page 10, then such larger payments or payment will be provided by the Company. A declaration of a larger amount for the first monthly payment on a variable annuity basis may be based on the use of an assumed gross investment rate higher than the 4 1/2% underlying the guaranteed rates, on a more favorable mortality rate or on other factors.

OPTIONS AVAILABLE

Four basic options with either variable (VA, VB, VC or VD) or fixed (FA, FB, FC or FD) annuity payments are available under this contract.

OPTION VA AND FA--INSTALLMENT PAYMENTS FOR A SPECIFIED PERIOd--Monthly installment payments will be made for the number of years elected.

After installment payments have commenced, this contract may be surrendered for payment in one sum of the commuted value of any remaining monthly installments. Such commuted value will be paid promptly after receipt by the Company at a Designated Office during the lifetime of the payee of proper surrender documents. For Option VA, the calculation of the commuted value will be on the basis of interest at 3 3/4% per year and the assumption that each remaining installment in the Separate Account will be equal to the number of Annuity Units times the value of an Annuity Unit for the Valuation Period by the end of which the Company has received proper surrender documents. For Option FA, the calculation will be on the basis of the amount of the last monthly installment paid or payable prior to receipt of proper surrender documents, and the interest rate used in determining such amount.

OPTION VB AND FB--Life Income--10 Years Guaranteed Monthly payments will be made during the lifetime of the Annuitant or other payee, as the case may be, with a guarantee that if death of the payee occurs before payments have been made for 10 years, the commuted value of the payments for the remainder of such period will be paid as a death benefit.

OPTION VC AND FC--Life Income--No Guaranteed Period Monthly payments will be made during the lifetime of the Annuitant or other payee, as the case may be, terminating with the last payment preceding the death of the payee.

OPTION VD AND FD--Joint and Survivor Life Income--10 Years Guaranteed--Monthly payments will be made jointly to two payees during their lifetimes, and all to the survivor during his or her remaining lifetime, with a guarantee that if death of the survivor occurs before payments have been made for 10 years, the commuted value of the payments for the remainder of such period will be paid as a death benefit. This option may be elected only with respect to the Annuitant and the Annuitant's spouse.

OTHER OPTIONS

Subject to agreement by the Company and compliance with Internal Revenue Code requirements, an arrangement may be made for a mode of settlement, on a variable or fixed annuity basis, other than those specified above.

ADJUSTED AGE

The adjusted age of any payee with respect to the Annuity Options (except Options VA and FA) is the attained age on the payee's last birthday at the date as of which the first payment becomes payable, reduced according to the calendar year in which such last birthday falls as follows:

Calendar year of last birthday
at date of first payment                                         Age Reduction
------------------------------                                   -------------
     Prior to 1980                                                     0
     1980-1989                                                         1
     1990-1999                                                         2
     2000-2009                                                         3
     2010 & later                                                      4

ANNUITY UNITS AND AMOUNTS OF PAYMENTS SUBSEQUENT TO THE FIRST PAYMENT

Monthly payments after the first under a Variable Annuity

Form 27SV-78                           9

Option will be provided as monthly payments of the value of a fixed number of Annuity Units.

The value of an Annuity Unit was established at $10 for the Valuation Period ending on August 19, 1970.

The value of an Annuity Unit for any subsequent Valuation Period is determined by (i) multiplying the value of an Annuity Unit for the immediately preceding Valuation Period by the Gross Investment Factor for such subsequent Valuation Period and (ii) then reducing the resultant value by an adjustment factor, as computed by the Company, to offset the assumed gross investment rate of 4 1/2% per year. This gross investment rate takes into account (a) the Company's applicable rates of charges for administration, expense risk and mortality risk and (b) that part of the assumed gross investment rate which has already been
credited in determining the   amounts shown in the Tables for Variable Annuity
Options, all as described below under "Mortality and Investment Rate Assumptions for Variable Annuity Options."

The fixed number of Annuity Units provided under a Variable Annuity Option is determined by dividing the dollar amount of the first monthly payment by the value of an Annuity Unit for the later of (a) the Valuation Period for which the Proceeds are determined and (b) the Valuation Period during which the election of the Variable Annuity Option is received at a Designated Office.

The dollar amount of any monthly payment after the first monthly payment under a Variable Annuity Option will be determined by multiplying the number of Annuity Units by the value of an Annuity Unit for the last Valuation Period ending prior to the fifteenth of the month immediately preceding the month in which such annuity payment is due. Monthly annuity payments so determined will not be affected by mortality actually experienced or expenses actually incurred by the Company.

MORTALITY AND INVESTMENT RATE ASSUMPTIONS FOR VARIABLE ANNUITY OPTIONS

The amounts shown in the Table on page 10 for Variable Annuity Options are based on the 1971 Individual Annuity Mortality Table (Metropolitan Select Adjusted) and an assumed gross investment rate of 4 1/2% per year, minus 1% for Options VB, VC and VD (1/2% for the administrative charge and 1/2% for the mortality and expense risk charge), and minus 3/4% for Option VA (1/2% for the administrative charge and 1/4% for the expense risk charge).

GENERAL PROVISIONS FOR ANNUITY OPTIONS

FIRST PAYMENT--The first annuity payment under an Annuity Option will become payable one month after the date on which Proceeds are applied to provide the Annuity Option.

DEATH OF PAYEE--In the event of the death of the payee under an Annuity Option, unless otherwise arranged by agreement with the Company, any amount payable as a death benefit will, promptly after receipt in writing at a Designated Office of due proof of such death, be paid in one sum to the contingent payee, if any, otherwise to the payee's estate. Such payment will be:

Under Option VA, VB, FA or FB or upon the death of the surviving payee under Option VD or FD, the commuted value of any remaining monthly payments for the specified or guaranteed period. In the case of Option FA, FB or FD, the commuted value will be calculated on the basis of the amount of the monthly payment payable on or immediately prior to the date of death and the interest rate used in determining such amount. In the case of Option VA, VB or VD, the commuted value will be calculated on the assumption that the amount of each remaining payment in the Separate Account will be equal to the number of Annuity Units times the value of an Annuity Unit for the Valuation Period by the end of which the Company has received proof of death and on the basis of the investment rate assumptions stated above in the provision entitled "Mortality and Investment Rate Assumptions for Variable Annuity Options."

ELECTION OF ANNUITY OPTIONS--An Annuity Option applicable to the Proceeds may be elected, revoked or changed in writing at any time during the Annuitant's lifetime and prior to the end of the Valuation Period for which such Proceeds are determined.

If an election is in effect permitting the Beneficiary to obtain payment of the Death Benefit in one sum or if an election with respect to the Death Benefit is not in effect at the death of the Annuitant, the Beneficiary may elect one or more Annuity Options instead of a payment in one sum, provided such election is made within one year after the death of the Annuitant and before any payment has been made. If such an election is received after the Death Benefit has been determined, the Death Benefit will not increase or decrease because of the investment experience of the Separate Account but will remain fixed, without the accrual of interest.

An election made by a payee may, subject to the Company's approval and to the conditions agreed upon, reserve to the payee the right to change any designation of contingent payee.

If the payee is an estate, corporation, partnership, association or trustee, an Annuity Option will be available only under such arrangements as may be agreed upon with the Company.

MINIMUM AMOUNTS--The minimum amount of Proceeds which may be applied under any Annuity Option for any payee is $3,000. Proceeds of a smaller amount for any payee will be paid in one sum. If at any time the payments to any payee under an Annuity Option are or become less than $50 each, the Company reserves the right to change to a less frequent basis of payment.

AGE AND SEX OF PAYEE--The Company may require proof of age or sex of the payee or payees under any life income Annuity Option. If the age or sex of a payee has been misstated, the amount payable and every benefit accruing under this contract will be as would have been purchased according to the correct age and sex. Any overpayment made by the Company on account of any misstatement, with interest at the rate of 6% per year, will be deducted by the Company from the payment or payments made following the adjustment.

LIMITATION ON RIGHTS OF PAYEE AND CLAIMS OF CREDITORS--Proceeds retained under any Annuity Option and any payment thereunder will be neither assignable nor subject to encumbrance and, to the extent permitted by law, will not be subject to claims of creditors or legal process.

                    (Annuity Option Tables--See Next Page.)

Form 27SV-78

Variable Annuity Options--Amount of FIRST Monthly Payment for Each $1000 of Applicable Proceeds

------------------------------------------------------------------------------------------------------------------------------------
           OPTION VA                                                                                        OPTION VD-JOINT AND
      INSTALLMENT PAYMENTS                            OPTIONS VB & VC--LIFE INCOME                           SURVIVOR LIFE INCOME
                                                                                                            10 YEARS GUARANTEED
 -----------------------------------------------------------------------------------------------------------------------------------
                                      Adjusted            Option VB                Option VC            Adjusted
    Number          First           Age of Payee           10 Years              No Guaranteed         Age of Each      One Male
   of Years        Monthly        at Date of First        Guaranteed                Period              Payee At          and
                                                    ----------------------------------------------       Date of       One Female
  Specified      Installment           Payment        Male         Female     Male        Female      First Payment      Payee
-----------------------------------------------------------------------------------------------------------------------------------
      l             85.01                40          $4.13          $3.85    $4.14        $3.86             40           $3.64
      2             43.29                45           4.43           4.09     4.47         4.10             45            3.83
      3             29.38                50           4.80           4.39     4.87         4.42             50            4.07
      4             22.44                55           5.26           4.78     5.37         4.83             55            4.39
      5             18.28                56           5.36           4.87     5.48         4.93             56            4.46
                                         57           5.47           4.97     5.60         5.03             57            4.54
      6             15.50                58           5.58           5.07     5.73         5.13             58            4.62
      7             13.53                59           5.70           5.17     5.86         5.24             59            4.71
      8             12.04
      9             10.89                60           5.83           5.28     6.01         5.36             60            4.81
     10              9.98                61           5.95           5.40     6.16         5.48             61            4.91
                                         62           6.09           5.53     6.32         5.62             62            5.01
                                         63           6.23           5.66     6.49         5.76             63            5.13
                                         64           6.38           5.80     6.67         5.92             64            5.25

  If a declaration by the                65           6.53           5.95     6.86         6.09             65            5.38
    company of a larger                  66           6.69           6.10     7.07         6.27             66            5.52
   amount for the first                  67           6.85           6.27     7.29         6.47             67            5.66
      monthly payment                    68           7.02           6.45     7.53         6.68             68            5.82
      under Option VA                    69           7.19           6.63     7.78         6.91             69            5.99
       is applicable                     70           7.37           6.82     8.05         7.15             70            6.17
     at the end of the                   71           7.55           7.02     8.34         7.42             71            6.35
   Valuation Period for                  72           7.73           7.22     8.64         7.70             72            6.55
    which the Proceeds                   73           7.91           7.43     8.97         8.00             73            6.75
   are determined, such                  74           8.09           7.63     9.31         8.32             74            6.97
   larger amount will be                 75                                                                 75
         payable.                     and over        8.27           7.84     9.68         8.66           and over        7.19
                                ----------------------------------------------------------------------------------------------------
                                      Under Option VB, VC, or VD the amount of the first monthly payment for ages or combination of ages not shown will be quoted by the Company upon request.
                                      If a declaration by the Company of larger amounts for the first monthly payment under Option
                                      VB, VC, or VD is applicable at the end of the Valuation Period for which the Proceeds are determined, such larger amounts will be payable.
------------------------------------------------------------------------------------------------------------------------------------

Fixed Annuity Options-Amount of EACH Monthly Payment for Each $1000 of Applicable Proceeds

------------------------------------------------------------------------------------------------------------------------------------
           OPTION FA                                                                                        OPTION FD-JOINT AND
      INSTALMENT PAYMENTS                         OPTIONS FB & FC--LIFE INCOME                              SURVIVOR LIFE INCOME
                                                                                                            10 YEARS GUARANTEED
 -----------------------------------------------------------------------------------------------------------------------------------
                   Amount             Adjusted            Option FB                Option FC            Adjusted
    Number         of Each          Age of Payee           10 Years              no Guaranteed         Age of Each      One Male
   of Years        Monthly        at Date of First        Guaranteed                Period              Payee at          and
                                                    ----------------------------------------------       Date of       One Female
  Specified      Installment           Payment        Male         Female     Male        Female      First Payment      Payee
-----------------------------------------------------------------------------------------------------------------------------------
      l             84.68                40          $3.83          $3.55    $3.84        $3.56             40           $3.34
      2             42.96                45           4.14           3.79     4.17         3.81             45            3.54
      3             29.06                50           4.51           4.11     4.58         4.13             50            3.79
      4             22.12                55           4.97           4.50     5.08         4.54             55            4.11
      5             17.95                56           5.08           4.59     5.19         4.64             56            4.19
                                         57           5.19           4.69     5.31         4.74            57            4.27
      6             15.18                58           5.30           4.79     5.44         4.85             58            4.35
      7             13.20                59           5.42           4.90     5.57         4.96             59            4.44
      8             11.71
      9             10.56                60           5.55           5.01     5.72         5.08             60            4.54
     10              9.64                61           5.68           5.13     5.87         5.20             61            4.64
                                         62           5.82           5.25     6.03         5.34             62            4.75
                                         63           5.96           5.39     6.20         5.48             63            4.86
                                         64           6.11           5.53     6.38         5.64             64            4.98

  If a declaration by the                65           6.26           5.68     6.58         5.81             65            5.11
    company of a larger                  66           6.42           5.84     6.79         5.99             66            5.25
   amount for any                        67           6.59           6.00     7.01         6.19             67            5.40
      monthly payment                    68           6.76           6.18     7.24         6.40             68            5.56
      under Option FA                    69           6.93           6.37     7.50         6.63             69            5.73
       is applicable                     70           7.11           6.56     7.77         7.88             70            5.91
     at the time of such                 71           7.30           6.76     8.05         7.14             71            6.09
     monthly payment such                72           7.48           6.96     8.36         7.42             72            6.29
    larger amount will be                73           7.66           7.17     8.68         7.72             73            6.50
         payable.                        74           7.84           7.38     9.03         8.04             74            6.71
                                         75                                                                 75
                                      and over        8.02           7.59     9.39         8.39           and over        6.93
                                ----------------------------------------------------------------------------------------------------
                                      Under Option FB, FC, or FD the amount of each monthly payment for ages or combination of ages not shown will be quoted by the Company upon request.
                                      If a declaration by the Company of larger amounts of any monthly payments under Option
                                      FB, FC, or FD is applicable at the end of the Valuation Period for which the Proceeds are determined, such larger amounts will be payable.
------------------------------------------------------------------------------------------------------------------------------------

                                                   ____________________________
                                                   ____________________________
                                                    /S/ J. AUSTIN LYONS, JR.
                                                   ----------------------------
                                                    J. AUSTIN LYONS, JR.
                                                    SECRETARY

Form 27SV-78                          11

                      TEXAS VARIABLE ANNUITY ENDORSEMENT

This endorsement is attached to and made part of this contract as of its date of issue.


1. This contract is issued subject to the laws and regulations of the State of Texas, including the application of such laws and rules and requirements to the contract and to the interpretation of its provisions, and is amended to conform therewith.

2. The Company may effect the transfer of assets between the Separate Account and other accounts for the purpose of making adjustments necessitated by this contract, including adjustment for any surplus or deficit which may arise in such Separate Account by virtue of mortality experience, or required by governmental authorities having jurisdiction over the Company. Such adjustments shall be made by cash transfer only, except as is authorized or required by regulatory authority.


3. The Separate Account is divisible for various purposes in respect of regulation and compliance with law, including divisibility as it is applicable to any functions arising from the provisions of the contract or provisions of law and regulation.

4. This contract is subject to endorsement from time to time as may be necessary to comply with valid law and with valid and appropriate rules and regulations adopted by regulatory authorities, or as a court of final jurisdiction shall determine, and is executed subject to that condition.

5. This contract is issued subject to the laws of the state where the Annuitant resides at the time of the making of the contract and is subject also to the rules and regulations of the state administrative agency responsible for variable annuity regulation in such state, including the application of such laws and rules and requirements to the contract and to the interpretation of its provisions; except, however, in the circumstance and only to the extent the application of this provision to any person or circumstance is expressly contrary to and excluded by superior law or valid statute having and determined to have supremacy in the circumstance.

6. The Company guarantees that the actual expense and actual mortality will not adversely affect the dollar amounts of variable annuity benefits or other contractual payments or values; and the Company will transfer such amounts from the general accounts of the Company into the Separate Account as are necessary to carry out this guarantee. However, no transfer shall be made, and the Company does not obligate itself to make any transfer which would result in an impairment of the statutory reserves of the Company, and this guarantee is accordingly limited.

7. The variable annuity benefits of this contract are funded solely from the assets of the Separate Account and, except to the extent of the Company's expense and mortality guarantees, the contract Owner shall have no claim against any other assets of the Company.

8. Reserves will be held for the return of purchase payments death benefit, which is payable if death occurs during the first five years from the date of issue, in an amount determined by the State of Texas to be applicable. The premium required for the return of purchase payments death benefit is presently not in excess of 1 1/2% of each purchase payment received.

9. Variation in values or cost of Accumulation Units or the amount of payments applied to the investment portfolio are or will be made to effect requirements of law or regulation.

10. The Company will mail to the contract Owner such reports and information periodically as the law and regulation of appropriate jurisdictions shall require (irrespective of any provision of this contract which may be contrary to such law or regulation).

                                             Metropolitan Life Insurance Company



                                                  /s/ J. Austin Lyons, Jr.
                                                  J. Austin Lyons, Jr.
                                                  Secretary

R.S.617--January 1978

                      METROPOLITAN LIFE INSURANCE COMPANY

                                 ENDORSEMENT:

                       AMENDMENT OF CONTRACT PROVISIONS

THE FOLLOWING PROVISIONS ARE A PART OF THE CONTRACT TO WHICH THEY ARE ATTACHED.

This contract is applied for and issued as an individual retirement annuity intended to qualify under Section 408(b) of the Internal Revenue Code. On this basis, the contract is amended as follows, notwithstanding anything in the contract to the contrary:

 (1)  The Owner of this contract is the Annuitant during his or her lifetime.

 (2) A Retirement Date which is later than the end of the taxable year in which the Annuitant attains age 70 1/2 may not be elected. In the absence of an election of a Retirement Date, the Retirement Date will be deemed to be the later of the following:

      a) the date of attainment of age 70 1/2 and

      b) the Contract Anniversary in the taxable year in which age 70 1/2 is attained.

      In no event may purchase payments be made after the end of the taxable year in which the Annuitant attains age 69 1/2.

 (3) The maximum amount of total purchase payments the Company will accept in any taxable year will not exceed the lesser of (a) the maximum applicable under the Company's underwriting rules then in effect and (b) $1,500 or such greater amount as may be permitted by amendment to the Internal Revenue Code. However, maximum amount limitation (b) will not apply to a roll-over contribution within the meaning of Section 408(d)(3) of the Internal Revenue Code.

 (4) The "Transfers from Other Contracts" provision of this contract is applicable only if the transfer meets the requirements of a roll-over within the meaning of Section 408(d)(3) of the Internal Revenue Code.

 (5) To the extent necessary to preserve qualification under Section 408(b) of the Internal Revenue Code, refunds of purchase payments, in whole or in part, may be made by the Company. In the event of any such refunds or in the event of any other payment by the Company made in accordance with the requirements of the Internal Revenue Code but not specifically provided for in this contract, all subsequent benefits or payments under this contract will be equitably adjusted, such adjustment to be made in the sole discretion of the Company.

 (6) Any annual dividend payable under this contract may only be applied, after a deduction as determined by the Company to be the appropriate charge for any applicable taxes on annuity purchase payments, as a net purchase payment to provide Accumulation Units.

 (7)  The entire interest of the Owner is nonforfeitable.

 (8) The Owner's entire interest must be distributed before the end of the taxable year in which he or she reaches age 70 1/2. The distribution may be made in a single sum, or the Owner may receive equal or nearly equal periodic distributions, starting prior to the end of the taxable year in which he or she reaches age 70 1/2, so long as the Owner's entire interest is distributed over any of the following periods:

      a) the Owner's life;

      b) the lives of the Owner and the Owner's spouse;

      c) a period certain not extending beyond the Owner's life expectancy; or

      d) a period certain not extending beyond the life expectancy of the Owner and the Owner's spouse.

 (9) If the Owner dies before his or her entire interest has been distributed, or if distribution has been commenced to the Owner's surviving spouse and such surviving spouse dies before the entire interest is distributed to such spouse, the entire interest or the remaining undistributed interest will, within five years after the Owner's death or the death of the surviving spouse, be distributed either in a single sum or as an immediate annuity for the life of the beneficiary or beneficiaries of the Owner or the Owner's surviving spouse or for a term certain not extending beyond the life expectancy of such beneficiary or beneficiaries.

(10) The provision of this contract entitled "Other Options" under the provisions entitled "Optional Modes of Settlement" is not available.

To the extent necessary to preserve qualification under Section 408(b) of the Internal Revenue Code, the Company has the right to further amend this contract at any time, without the consent of the Owner.



                                                  /S/ J. Austin Lyons, Jr.
                                                  J. Austin Lyons, Jr.
                                                  Secretary



Form R.S.612
January, 1978